UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2022

Apollo Debt Solutions BDC

(Exact name of Registrant as specified in its charter)

Delaware	814-01424	86-195058
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02. Unregistered Sale of Equity Securities

As of November 1, 2022, the Apollo Debt Solutions BDC (the “Fund,” “ADS,” “we” or “our”) sold unregistered Class I common shares of beneficial interest (with the final number of shares being determined on November 16, 2022) to feeder vehicles primarily created to hold the Fund’s Class I shares. The offer and sale of these Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S thereunder (the “Private Offering”). The following table details the shares sold:

Date of Unregistered Sale	Amount of Class I Common Shares	Consideration
As of November 1, 2022 (number of shares finalized on November 16, 2022)	296,198	$6,831,878

Item 7.01. Regulation FD Disclosures

Distribution Increase

On November 16, 2022, ADS announced the increase of its regular monthly distribution from $0.1408 per share to $0.1600 per share, which represents an increase in annualized distribution yield from 7.3% to 8.3% (for Class I Common Shares) based on the October NAV per share of $23.07.1 ADS’ Board of Trustees (the “Board”) approved the increase in distribution, starting with the November 2022 monthly distribution, which is payable to shareholders of record as of November 30, 2022 and will be paid on or about December 27, 2022.

The increase in the regular monthly distribution is driven by a higher level of core earnings, primarily from the positive impact of rising rates and attractive spreads on the Fund’s directly originated loan investments. The increase in the regular monthly distribution also reflects the Fund’s favorable outlook on the high-quality nature of its portfolio and its ability to sustain this level of core earnings under a variety of market environment scenarios.

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I Common Shares	$0.1600	$0.0000	$0.1600
Class S Common Shares	$0.1600	$0.0161	$0.1439
Class D Common Shares	$0.1600	$0.0047	$0.1553

These distributions will be paid in cash or reinvested in shares of the Fund’s Shares for shareholders participating in the Fund’s distribution reinvestment plan.

A copy of the Fund’s press release announcing the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

1.

For Class S Common Shares, an increased net distribution of $0.1439, representing a 7.5% annualized distribution yield, and for Class D Common Shares, an increased net distribution of $0.1553, representing a 8.1% annualized distribution yield, in each case, based on October NAV per share of $23.07.

Item 8.01. Other Event.

Net Asset Value and Portfolio Update

The net asset value (“NAV”) per share of each class of the Fund as of October 31, 2022, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV as of October 31, 2022
Class I Common Shares	$23.07
Class S Common Shares	$23.07
Class D Common Shares	$23.07

As of October 31, 2022, the Fund’s aggregate NAV was $2.1 billion, the fair value of its investment portfolio was approximately $4.2 billion and it had approximately $2.1 billion of principal debt outstanding, resulting in a debt-to-equity leverage ratio of approximately 1.01x. The Fund’s net leverage ratio as of October 31, 2022 was approximately 0.99x.

(1)

The Fund’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $5.0 billion in Shares (the “Offering”). Additionally, the Fund has sold unregistered shares as part of the Private Offering. The following table lists the Shares issued and total consideration for both the Offering and the Private Offering as of the date of this filing. The Fund intends to continue selling Shares in the Offering and the Private Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Offering:
Class I Common Shares	10,037,309	$235,687,321
Class S Common Shares	10,246,092	$245,452,054
Class D Common Shares	116,041	$2,717,786
Private Offering:
Class I Common Shares	72,589,020	$1,791,898,292
Class S Common Shares	—	—
Class D Common Shares	—	—

Total Offering and Private Offering *	92,988,462	$2,275,755,454

*	Amounts may not sum due to rounding.

Portfolio Commentary

(All figures as of October 31, 2022, unless otherwise noted)

As of October 31, 2022, our portfolio was approximately $4.2 billion based on fair market value across 132 issuers and 45 industries. 99% of our portfolio was first lien and 98% of our portfolio was floating rate based on fair market value. The weighted average yield at amortized cost of our portfolio increased from 8.48% to 8.98% month-over-month.1 The median EBITDA of our portfolio companies was $256 million, and the portfolio’s net loan-to-value and interest coverage was 43%, and 2.7x, respectively.2 As of October 31, 2022, we had no investments on non-accrual status. For the month of October and through year-to-date October 31, 2022, ADS generated returns of 1.0% and -2.3%, respectively (for Class I Common Shares).3

We believe that ADS’s capital and liquidity profile continue to position us well as a scaled, value-add solutions provider in this environment. As of October 31, 2022, the Fund’s net leverage ratio was 0.99x, and we had approximately $1.4 billion of excess availability under our secured funding facilities pro forma for the impact of our issuance of $200 million Notes (as defined below) in November, subject to regulatory and borrowing base requirements.

Select Recent Transaction Highlights:

Ping Identity

In October 2022, Apollo served as Joint Lead Arranger and Joint Bookrunner on a senior secured credit facility to support Thoma Bravo’s acquisition of Ping Identity. Ping Identity provides customers, workforce, and partners with secure, convenient access to their applications with multitenant deployment (cloud and on-premise). Apollo was approached by the Sponsor to participate in the financing due to its strong existing relationship and involvement in several of their recent financings, as well as sector expertise.

Howden

In October 2022, funds managed by affiliates of Apollo were lenders on a senior secured credit facility to support Howden Group’s (“Howden”) potential announced acquisition of TigerRisk Partners (“TigerRisk”) after committing to the deal in June. Howden is a leading global insurance broker with a focus on specialty lines, offering retail, wholesale, reinsurance, and MGA brokerage services. TigerRisk is a leading North American reinsurance broker that also provides capital and strategic advisory services to its customers. The transaction funded the Company’s Locked Account in October, which provided incremental term loans, while the unfunded acquisition tranche remains subject to regulatory approval. Howden announced that the landmark acquisition, upon closing, will create the fourth largest global reinsurance broker. Apollo was approached by Howden to participate in the financing due to its industry expertise.

1.	Represents weighted average spread on funded amount only.

2.	Based on latest information tracked on our portfolio companies and excludes certain portfolio companies for which these metrics are not meaningful.

3.

For Class S Common Shares, ADS generated returns of 1.0% and -3.5% for the month of October and since inception (inception date is February 1, 2022), respectively. For Class D Common Shares, ADS generated returns of 1.0% and 3.2% for the month of October and since inception (inception date is July 1, 2022), respectively.

Pricing of Notes

On November 15, 2022 the Fund priced an offering of $200 million in aggregate principal amount of Senior Unsecured Notes (the “Notes”) to institutional investors in a private placement. The Notes are comprised of $62 million Senior Unsecured Notes due 2025 (the “2025 Notes”), $38 million Senior Unsecured Notes due 2026 (the “2026 Notes”), $82 million Senior Unsecured Notes due 2027 (the “2027 Notes”), and $18 million Senior Unsecured Notes due 2028 (the “2028 Notes”). The issuances of the Notes are expected to close in two installments on December 21, 2022 and January 19, 2023. The 2025 and 2026 Notes have a fixed interest rate of 8.21% per annum and are due on December 21, 2025 or January 19, 2026, respectively. The 2027 and 2028 Notes have a fixed interest rate of 8.31% per annum and are due on December 21, 2027 or January 19, 2028, respectively. Interest on the Notes is due and payable semiannually. These interest rates are subject to increase (up to a maximum increase of 1.00% above the stated rate for each of the 2025 Notes, 2026 Notes, 2027 Notes and the 2028 Notes) in the event that, subject to certain exceptions, the Notes cease to have an investment grade rating. There is no guarantee of the successful placement of the Notes or that the closing of the Notes will occur as anticipated.

In connection with the Notes, the Fund entered into interest rate swaps to more closely align the interest rates of the Fund’s liabilities with the Fund’s investment portfolio, which consists of predominately floating rate loans. Under the interest rate swap agreement related to the 2025 Notes, the Fund receives a fixed interest rate of 8.21% per annum and pays a floating interest rate of SOFR + 4.13% per annum on $62 million of the 2025 Notes. Under the interest rate swap agreement related to the 2026 Notes, the Fund receives a fixed interest rate of 8.21% per annum and pays a floating interest rate of SOFR + 4.18% per annum on $38 million of the 2026 Notes. Under the interest rate swap agreement related to the 2027 Notes, the Fund receives a fixed interest rate of 8.31% per annum and pays a floating interest rate of SOFR + 4.58% per annum on $82 million of the 2027 Notes. Under the interest rate swap agreement related to the 2028 Notes, the Fund receives a fixed interest rate of 8.21% per annum and pays a floating interest rate of SOFR + 4.60% per annum on $18 million of the 2028 Notes. The Fund designated each interest rate swap as the hedging instrument in a qualifying hedge accounting relationship.

Item 9.01.

Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated November 16, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO DEBT SOLUTIONS BDC

Date: November 16, 2022	By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Chief Legal Officer and Secretary

5